HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans; respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of Second Liens

Portfolio Summary

Total Number of Loans: 758

Total Outstanding Loan Balance ($): 168,049,312

Total Expected Collateral Balance ($): 1,200,000,100

Total Expected Collateral Balance - Selection ($): 171,852,731

Average Loan Current Balance ($): 221,701

:

Weighted Average Original LTV (%) *: 89.8

Weighted. Average Coupon (%): 8.30

Arm Weighted. Average Coupon: (%): 8.32

Fixed Weighted Average Coupon (% ): 8.18

Weighted Average Margin (%):. 5.97

Weighted Average FICO (Non-Zero): 627

Weighted Average Age (Months): 3

:

%First Liens: 99.9

% Second Liens: 0.1

% Arms: 83.9

%Fixed: 16.1

%Interest Only: 10.6

%. of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51-6.00	2	1,038,698	0.6	5.96	90.0	650
6.01-6.50	7	2,389,181	1.4	6.40	88.3	694
6.51 - 7.00	34	11,858,044	7.1	6.86	89.6	649
7.01 - 7.50	72	20,625,816	113	7.29	89.4	653
7.51 - 8.00	148	38,161,934	217	7.81	89.7	643
.8.01 - 8.50.	117	25,858,329	15.4	8.28	89.9	631
8.51-9.00	156	33,373,120	19.9	8.78	90.2	617
9.01-9.50	90	16,479,592	9.8	9.26	90.1	600
9.51 - 10.00	79	11,581,638	6.9	9.79	90.0	982
10.01 - 10.50	34	4,697,036	2.8	10.24	90.1	580
10.51-11.00	14	1,705,152	1.6	10.73	88.2	568
11.01-11.50	4	257,091	0.2	11.26	90.0	577
12.01 >=	1	23,680	0.0	12.15	90.0	615
Total:	758	168,049,312	100.0	8.30	89.8	627
Max: 12.15 Min: 5.94 Wgt Avg 8.30

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
501-525	6	1,350,146	0.8	9.49	87.0	517
526-550	48	8,291,105	4.9	9.40	89.6	542
551-575	76	13,181,246	7.8	9.12	89.9	563
576 - 600	129	27,469,142	16.3	8.65	90.0	590
601 - 625	177	39,806,757	23.7	8.30	90.3	613
626 - 650	125	27,349,724	16.3	8.13	89.0	639
651 -675	90	22,288,186	13.3	7.85	89.3	661
676 - 700	63	17,338,893	10.3	7.63	90.2	687
701 -725	19	4,206,939	2.5	7.92	90.5	710
726 - 950	9	3,108,313	1.8	7.48	91.0	740
751 - 775	11	2,660,091	1.6	7.89	90.0	760
776 - 800	5	998,769	0.6	7.97	91.3	784
Total:	758	168,049,312	100.0	8.30	89.8	627
Max: 794 Min: 501 Wgt Avg: 627

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance	Loans	Balance ($)	Balance	%	%	FICO
<= 50,000	5	122,269	0.1	10.70	92.2	613
50,001 -100,000	119	9,046,240	5.4	9.16	89.9	616
100,001 -150,000	156	19,696,878	11.7	8.74	89.8	613
150,001 -.200,000	126	22,091,254	13.1	8.62	89.9	616
200,001-250,000	103	22,902,584	13.6	8.49	90.0	624
250,001-300,000	72	19,632,892	11.7	8.19	90.0	629
300,001 -350,000	52	16,831,916	10.0	8.22	89.8	629
350,001 -400,000	43	16,167,499	9.6	8.05	90.0	627
400,001 -450,000	29	12,173,051	7.2	8.02	89.9	634
450,001-500,000	19	9,026,521	5.4	7.69	89.5	632
500,001- 550,000	10	5,247,214	3.1	7.61	89:0	657
550,001-600,000	8	4,584,067	2.7	8.15	90.4	638
600,001 - 650,000	8	5,001,461	3.0	7.04	90.0	656
650,001 - 70000	4	2,628,961	1.6	7.79	85.0	642
700,001-750,000	3	2,137,549	1.3	8.39	91.4	666
750,001-800,000	1	758,956	0.5	7.99	90.0	691
Total:	758	168,049,312	100.0	8.30	89.8	627
Max: 758,955.81
Min: 14,777.15
Avg: 221,700.94

		Total	%		WA
	No of	scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV (%) *	Loans	Balance ($)	Balance	%	%	FICO
70.1-75.0	2	240,440	0.1	10.52	73.2	530
75.1-80.0	23	6,476,581	3.9	7.59	79.8	640
80.1-85.0	5	915,361	0.5	1003	85.0	535
85.1-90.0	669	147,920,700	88.0	8.31	90.0	626
90.1 - 95.0	59	12,496,230	7.4	8.36	93.5	649
Total:	758	168,049,312	100.0	8.30	89.8	627
Max: 95.0
Min: 70.8
Wgt Avg: 89.8

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	206	46,402,453	27.6	8.48	89.7	631
1.00	38	10,260,474	6.1	8.46	90.4	635
2.00	379	84,045,106	50.0	8.28	89.7	621
2.50	3	507,653	0.3	9.48	90.9	585
3.00	132	26,833,626	16.0	7.94	90.0	639
Total:	758	168,049,312	100.0	8.30	89.8	627

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	499	102,582,278	61.0	8.17	90.0	617
Reduced	96	22,057,191	13.1	8.64	89.4	647
Stated Income / Stated Assets	155	41,012,863	24.4	8.45	89.7	637
No Income / No Assets	8	2,396,981	1.4	7.78	88.4	705
Total:	758	168,049,312	100.0	8.30	89.8	627

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy-Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	623	141,677,359	84.3	8.26	89.8	621
Second Home	13	2,526,977	1.5	8.35	40.2	661
Investor	122	23,844,976	14.2	8.48	89.8	661
Total:	758	168,049,312	100.0	8.30	89.8	627

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	114	45,306,804	27.0	7.97	89.9	633
Florida	63	13,935,593	8.3	8.39	90.0	627
Illinois	53	10,860,394	6.5	826	90.3	634
Arizona	46	9,720,466	5.8	8.18	89.9	632
Texas	42	5,888,719	3:5	9.13	89.1	596
Virginia	26	5,694,046	3.4	8.55	91.1	620
New York	15	5,108,910	3.0	8.08	87.9	.646
Maryland	18	5,021,441	3.0	8.04	90.2	639
New Jersey	14	4,880,336	2.9	8.24	89.4	642
Missouri	26	4,346,504	2:6	8.62	89.8	607
Nevada	16	4,243,297	2.5	8.32	90.5	619
Georgia	28	4,106,816	2.4	8.84	90.5	619
Tennessee	30	4,008,610	2.4	8.71	90.4	611
Michigan	27	3,658,365	2.2	9.11	90.2	608
Colorado	15	3,515,751	2.1	8.50	89.3	619
Other	225	37,753,239	22.5	8.36	89.5	626
Total:	758	168,049,312	100.0	8.30	89.8	627

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	230	41,267,486	24.6	8.57	89.6	631
Refinance - Rate Term	56	11,622,003	6.9	8.24	89.6	630
Refinance - Cashout	472	115,159,823	68.5	8:20	89.9	625
Total:	758	168,049,312	100.0	8.30	89.8	627

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	311	59,686,108	35.5	8.41	89.6	623
Arm 2/28 - Balloon 40/30	132	33,418,487	19.9	8.40	89.5	622
Arm 2/28 - Balloon 50/30	126	37,805,177	22.5	8.22	90.2	626
Arm 3/27	8	1,428,711	0.9	8.52	90.0	634
Arm 3/27 - Balloon 40/30	10	2,286,675	1.4	7.97	89.2	636
Arm 3/27- Balloon 50/30	4	1,053,444	0.6	7.83	90.0	622
Arm 5/25	12	3,116,498	1.9	7.54	89.1	699
Arm 5/25 -Balloon 40/30	6	1,889,218	1.1	7.70	91.7	655
Arm 5/25 - Balloon 50/30	1	377,951	0.2	7.95	90.0	577
Fixed Balloon 40/30	23	4,840,600	2.9	8.27	90.4	629
Fixed Balloon 45/30	1	220,201	0.1	8.00	90.0	365
Fixed Balloon 50/30	4	1,303,367	0.8	7.85	91.1	618
Fixed Rate	120	20,622,874	12.3	8.19	90.0	639
Total:	758	168,049,312	100.0	8.30	89.8	627

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	614	135,499,181	80.6	8.26	89.8	625
PUD	55	12,186,589	7.3	8.60	90.0	617
Condo	48	9,879,370	5.9	8.34	90.3	651
2 Family	33	7,544,964	4.5	8.43	89.6	649
3-4 Family	8	2,939,208	1.7	8.22	90.0	653
Total:	758	168,049,312	100.0	8.30	89.8	627

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
0.01 - 4.00	11	3,631,002	2.6	7.18	88.9	699
4.01 - 4.50	9	2,374,131	1.7	6.86	88.6	653
4.51 - 5.00	27	7,021,743	5.0	7.29	89.7	674
5.01 - 5.50	44	16,144,973	7.2	7.78	88.2	636
5.51 - 6.00	284	72,555,812	51.4	8.17	90.0	627
6.01 - 6.50	94	20,479,983	14.5	8.65	89.8	623
6.51 - 7.00	79	16,290,084	11.5	9.09	89.6	602
7.01 - 7.50	46	5,937,988	4.2	9.67	90.2	575
7.51 - 9.00	11	2,007,063	1.4	9.34	90.6	577
8.01 - 8.50	4	502,535	0.4	10.23	96.6	594
8.51 - 9.00	1	116,956	0.1	10.75	90.0	597
Total:	610	141,062,270	100.0	8.32	89.8	626
Max: 8.75
Min: 2.62
Wgt Avg: 5.97

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
13 - 15	1	80,630	0.1	9.50	90.0	537
16 - 18	5	1,036,050	0.7	8.74	91.1	568
19 - 21	291	64,698,699	45.9	8.32	89.9	626
22 - 24	272	65,094,394	46.1	8.38	89.6	622
28 - 30	1	86,053	0.1	9.55	90.0	639
31 - 33	12	2,589,280	1.8	8.12	89.3	641
34 - 36	9	2,093,497	1.5	8.03	90.0	620
37>=	19	5,383,667	3.8	7.63	90.1	615
Total:	610	141,062,270	100.0	8.32	89.8	626
Max: 59
Min: 15
Wgt Avg: 23

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
11.51 - 12.00	2	1,038,698	0.7	5.96	90.0	650
12.01 – 12.50	5	1,612,242	1.1	6.47	90.0	702
12.51 - 13.00	21	7,628,079	5.4	6.83	89.2	654
13.01 - 13.50	56	17,045,919	12.1	7.26	89.0	650
13.51 - 14.00	108	28,958,611	20.5	7.80	89.6	638
14.01 - 14.50	93	20,953,093	14.9	8.27	89.9	630
14.51 - 15.00	135	31,159,652	22.1	8.69	90.0	620
15.01 – 15.50	83	15,699,157	11.1	9.18	90.1	605
15.51 - 16.00	62	10,026,865	7.1	9.62	89.9	582
16.01 – 16.50	31	4,728,349	3.4	10.05	90.5	583
16.51 – 17.00	13	2,148,648	1.5	10.26	89.5	588
17.01 - 17.50	1	62,959	0.0	11.41	90.0	593
Total:	610	141,062,270	100.0	8.32	89.8	626
Max: 17.41 Min 11.94 Wgt Avg: 14.38

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
<= 4.50	1	146,608	0.1	6.50	90.0	636
4.51-5.00	2	495,072	0.4	6.76	91.2	680
5.0.1-5.50	4	1,337,667	0.9	7.34	81.9	631
5.51 - 6.00	15	3,725,895	2.6	7.36	88.8	640
6.01-6.50	18.	3,993,988	2.8	7.43	88.6	689
6.51-7.00	38	10,511,150	7.5	7.50	88.6	635
7.01-7.50	67	17,437,766	12.4	7.53	89.7	646
7.51-8.00	110	30,038,714	21.3	7.82	89.7	639
8.01-8.50	86	19,926,706	14.1	8.32	90.2	626
8.51 -9.00	117	27,189,132	19.3	8.80	90.3	617
9.01-9.50	71	13,579,516	9.6	9.26	90.1	599
9.51-10.00	54	8,748,713	6.2	9.79	89.9	580
10.01 -10.50	20	3,145,362	2.2	10.23	90.8	583
10.51 -11.00	6	723,023	0.5	10.75	88.7	555
11.01 – 11.50	1	62,959	0.0	11.41	90.0	593
Total:	610	141,062,270	100.0	8.32	89.8	626
Max: 11.41
Min: 4.50
Wgt Avg: 8.12

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Period Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	229	60,298,069	42.7	8.24	90.0	622
3.00	380	80,638,290	57.2	8.38	89.6	628
5.00	1	125,910	0.1	9.13	90.0	628
Total:	610	141,062,270	100.0	8.32	89.8	626
Wgt Avg: 2.15

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	609	140,936,360	99.9	8.32	89.8	626
2.00	1	125,910	0.1	9.13	90.0	628
Total:	610	141,062,270	100.0	8:32	89.8	626
Wgt Avg: 1.00

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

		Total.	%		WA
	No Of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months)	Loans	Balance ($)	Balance	%	%	FTCO
0	708	150,314,402	89.4	8.38	89.9	625
60	46	16,659,500	9.9	7.49	89.4	647
120	4	1,075,410	0.6	8.26	90.1	606
Total:	758	168,049,312	100.0	8.30	89.8	627